Exhibit 12.1

STAR GAS PARTNERS, L.P.

STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES

(In Thousands of Dollars, Except Ratio)

	Fiscal Years Ended September 30,					Six Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
Earnings:
Income (loss) before income taxes and cumulative effect of change in accounting principle	$(930)	$(44,330)	$1,845	$(5,217)	$(12,625)	$69,914	$105,238
Add:
Interest expense	8,103	15,782	27,318	34,464	38,949	20,520	19,999
Interest component of rent expense(a)	400	1,467	2,667	3,000	4,333	2,133	2,267

	$7,573	$(27,081)	$31,830	$32,247	$30,657	$92,567	$127,504

Fixed charges:
Interest expense	$8,103	$15,782	$27,318	$34,464	$38,949	$20,520	$19,999
Interest component of rent expense(a)	400	1,467	2,667	3,000	4,333	2,133	2,267

	$8,503	$17,249	$29,985	$37,464	$43,282	$22,653	$22,266

Ratio	*	*	1.1x	*	*	4.1x	5.7x

(a)	One third of rent expense is the portion deemed representative of the interest component.
*	Ratio is less than 1:1. Deficiencies are $930, $44,330, $5,217 and $12,625 for the fiscal years ended September 30, 1998, 1999, 2001 and 2002, respectively.

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